Exhibit 99.1

QuickLogic Announces Strategic Investment by Current Shareholders; Enhances Outlook for the Third Quarter

●	Two long-time investors purchased 198,664 shares for gross proceeds of approximately $1.08 million
●	Funds will support expected eFPGA growth and profitability objectives
●	Purchases made with no discount to the market price at the time of the purchase
●	Reaffirming revenue and cash usage outlook for the fiscal third quarter

SAN JOSE, Calif. – September 30, 2021 – QuickLogic Corporation (NASDAQ: QUIK), a developer of ultra-low power multi-core voice-enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, today announced two of its long-time investors have purchased, in separate private placement transactions, 198,664 shares, or 1.7 percent of the current shares outstanding, raising gross proceeds of approximately $1.08 million.

“We are honored to have long-time and committed shareholders who believe in the potential of our eFPGA business and Open-Source initiatives and are making additional investments in QuickLogic to ensure its success,” said Brian Faith, President and CEO of QuickLogic. “Following the $2 million eFPGA Contract we announced earlier this month, interest in our QORC (QuickLogic Open Reconfigurable Computing) initiative has grown at a faster pace than even we had expected just a few months ago. Recognizing this positive trend, these two long-time investors reached out to us wanting to increase their investment in the Company to further demonstrate their continued support of QuickLogic. The additional capital provides the resources to continue to execute on our near-term eFPGA growth objectives and meet our profitability targets in early fiscal 2022.”

Reaffirming and Updating Revenue and Cash Usage Outlook

The Company today also announced that it currently expects revenue for the fiscal third quarter, ending October 3, 2021, will be in the range of $3.8 million to $3.9 million. This updated outlook is moderately above the guidance of $3.8 million, plus or minus 15 percent, provided during its earnings call on August 17, 2021. In addition, the Company currently expects cash usage, excluding the effect of the financing, to be at the low end of the range of $500,000 to $700,000 provided during the same earnings call.

QuickLogic cautions that its updated revenue and cash usage outlooks are preliminary and based on the best information currently available and are subject to completion of the financial statements for the third quarter of fiscal 2021. The Company expects to report its fiscal third quarter results in mid-November.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from our recently acquired wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice, and sensor processing across mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact

Brian Faith

Chief Executive Officer

(408) 990-4000

ir@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E

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